FOR IMMEDIATE RELEASE

CINEDIGM DIGITAL CINEMA CORP. ANNOUNCES CONTINUED IMPROVEMENT IN SECOND QUARTER AND FIRST HALF OPERATING RESULTS

MORRISTOWN, NJ , November 11, 2010-Cinedigm Digital Cinema Corp. (NASDAQ:CIDM), the global leader in the digital cinema industry, today reported continued improvement in operating results for the second quarter and first half of fiscal 2011, ended September 30, 2010.

Revenues for the second quarter ended September 30, 2010 were $18.9 million, representing a 7.8% increase over the prior year. Cinedigm reported Adjusted EBITDA (1) defined below, of $10.4 million, a 10.4% improvement compared to the Adjusted EBITDA of $9.4 million one year earlier. The net loss from continuing operations in the three month period was $(9.4) million, or $(0.31) per share, as compared to a net loss from continuing operations of $(0.9) million, or $(0.03) per share, in the prior year. The second quarter of the prior year benefited from a one-time gain of $10.7 million related to the extinguishment of debt during that period. Exclusive of this one-time gain, the net loss from continuing operations for the period improved by 19.5% as compared to a year earlier.

For the first six months of fiscal 2011, the Company reported revenues of $38.2 million, representing a 13.3% increase over the first half of the prior year. Adjusted EBITDA for the first half of the fiscal year was $20.9 million, a 13.5% improvement over the Adjusted EBITDA of $18.4 million one year earlier. The net loss from continuing operations in the first half of the fiscal year was $(16.3) million, or $(0.55) per share, as compared to a net loss of $(7.8) million, or $(0.27) per share. Exclusive of the one-time gain noted above, the net loss for the first half of the fiscal year improved by 12.2% as compared to the year-earlier period.

Adjusted EBITDA in the second quarter and first half, excluding the EBITDA earned in the Company's Phase I and Phase II Deployment subsidiaries (all of which net of services fees is pledged to service the non-recourse debt of those subsidiaries) was $(178,000) and ($648,000), respectively, representing an improvement of  90.0% and 78.6% over the prior year's respective periods. This also represents a continued sequential improvement from the ($489,000) loss in the first quarter ended June 30, 2010.

Adam M. Mizel, interim co-Chief Executive Officer and Chief Financial Officer, commented, “Cinedigm continued to show solid operational and financial progress in the second quarter and the first half of fiscal 2011. Revenues and Adjusted EBITDA increased nicely, despite delays in our scheduled digital system deployment program due to manufacturing capacity limitations at our vendors. Nevertheless, we experienced a substantial increase in deployments as the second quarter progressed, which has continued in the current quarter and is expected to maintain its momentum through the balance of the fiscal year and beyond. We expect our recently announced non-recourse financing commitments from Societe Generale, Natixis and Macquarie Equipment Finance to further increase our deployment pace in the next 12 months and drive future growth.”

Mr. Mizel added, “I am pleased to note that due to the strong deployment pace in the quarter, Cinedigm’s non-deployment businesses experienced their first EBITDA positive month in history in September, and we expect this trend to continue as our installations expand further.”

Gary S. Loffredo, interim co-Chief Executive Officer and General Counsel, said “As noted, the December 2009 completion of the NATO Cinema Buying Group Exhibitor-Buyer contract greatly enhanced our ability to finance agreements with exhibitors. As continued evidence of this trend, during the second quarter we announced agreements with Cobb Theaters for 170 screens, and Dickinson Theaters for 250 screens as well as an additional 195 CBG members screens.  This brings Cinedigm’s total screens under Master License Agreements (MLA’s) to 2,383, and our strong momentum and active discussions with many significant circuits will drive an extremely active and productive time ahead.”

Mr. Loffredo concluded, “We believe that Cinedigm is at a very exciting point in its development, as we have successfully laid the groundwork for outstanding operational and financial progress in the weeks and months ahead. The second half of fiscal 2011 looks to be a strong period of growth for our Company, and we expect that trend to continue for the foreseeable future.”

1 Adjusted EBITDA is defined by the Company to be earnings before interest, taxes, depreciation and amortization, other income (expense), net, stock-based compensation and non-recurring items.   Pursuant to the requirements of Regulation G, the Company has provided a reconciliation in the tables attached to this release of Adjusted EBITDA to U.S. GAAP net income (loss). The Company calculated and communicated Adjusted EBITDA in the tables because the Company's management believes it is of importance to investors and lenders by providing additional information with respect to the performance of its fundamental business activities.  The Company's calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the U.S. GAAP operating measure of net income (loss). In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.  Management does not intend the presentation of these non-GAAP measures to be considered in isolation or as a substitute for results prepared in accordance with U.S. GAAP. These non-GAAP measures should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with U.S. GAAP.

(973) 290-0080
55 Madison Avenue, Morristown, NJ  07960

CONFERENCE CALL NOTIFICATION
Cinedigm will host a conference call to discuss its financial results at 9:00 a.m. Eastern on Thursday, November 11, 2010.  The conference can be accessed by dialing 877.754.5303 or 678.894.3030 at least five minutes before the start of the call.  No passcode is required. The conference call will also be webcast simultaneously and will be accessible via the web on Cinedigm's Web site at http://investor.cinedigm.com/events.cfm.  A replay of the call will be available after 12:00 p.m. Eastern at 800.642.1687 or 706.645.9291, conference ID 79533532.  The replay will be accessible through Thursday, November 18th.

About Cinedigm
Cinedigm is the leader in providing the services, experience, technology and content critical to transforming movie theaters into digital and networked entertainment centers.  The Company is a technology and services integrator that works with Hollywood movie studios, independent movie distributors, and exhibitors to bring movies in digital cinema format to audiences across the country.  Cinedigm's digital cinema deployment organization, software, unique combined satellite and hard drive digital movie delivery network; pre-show in-theater advertising services; and distribution platform for alternative content such as CineLive® 3-D and 2-D sports and concerts, thematic programming and independent movies provide a complete suite of services required to enable the digital theater conversion.  Cinedigm™ and Cinedigm Digital Cinema Corp.™ are trademarks of Cinedigm Digital Cinema Corp. www.cinedigm.com [CIDM-E]

Safe Harbor Statement
Investors and readers are cautioned that certain statements contained in this document, as well as some statements in periodic press releases and some oral statements of Cinedigm officials during presentations about Cinedigm, along with Cinedigm's filings with the Securities and Exchange Commission, including Cinedigm's registration statements, quarterly reports on Form 10-Q and annual report on Form 10-K, are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act'').  Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects',' "anticipates,'' "intends,'' "plans,'' “could,” “might,” "believes,'' “seeks,” "estimates'' or similar expressions.  In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by Cinedigm's management, are also forward-looking statements as defined by the Act.  Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties and assumptions about Cinedigm, its technology, economic and market factors and the industries in which Cinedigm does business, among other things.  These statements are not guarantees of future performance and Cinedigm undertakes no specific obligation or intention to update these statements after the date of this release.

# # #
Contact:

Adam M. Mizel
Cinedigm Digital Cinema
(973) 290.0080
amizel@cinedigm.com

David Walke
Investor Relations for Cinedigm
973-290-0080 x 175
investorrelations@cinedigm.com

CINEDIGM DIGITAL CINEMA CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for share and per share data)
(Unaudited)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2010	2009	2010	2009
Revenues	$18,899	$17,538	$38,249	$33,746
Costs and Expenses:
Direct operating (exclusive of depreciation and amortization shown below)	4,303	4,241	9,242	7,793
Selling, general and administrative	5,001	4,262	10,477	8,220
Provision for doubtful accounts	228	136	332	264
Research and development	97	73	162	123
Depreciation and amortization of property and equipment	8,293	8,126	16,454	16,064
Amortization of intangible assets	722	749	1,443	1,513
Total operating expenses	18,644	17,587	38,110	33,977
Income (loss) from operations	255	(49)	139	(231)
Interest income	39	95	106	135
Interest expense	(6,647)	(8,531)	(13,478)	(15,820)
Gain (loss) on extinguishment of note payable	—	10,744	(4,448)	10,744
Other expense, net	(165)	(158)	(316)	(301)
Change in fair value of interest rate swap	(987)	540	(1,445)	1,223
Change in fair value of warrant liability	(1,891)	(3,576)	3,142	(3,576)
Net loss from continuing operations	(9,396)	(935)	(16,300)	(7,826)

Loss from discontinued operations	(1,439)	(183)	(1,594)	(338)
Net loss	(10,835)	(1,118)	(17,894)	(8,164)
Preferred stock dividends	(105)	(100)	(205)	(200)
Net loss attributable to common stockholders	$(10,940)	$(1,218)	$(18,099)	$(8,364)
Net loss per Class A and Class B common share - basic and diluted
Loss from continuing operations	$(0.31)	$(0.03)	$(0.55)	$(0.27)
Loss from discontinued operations	(0.05)	(0.01)	(0.05)	(0.02)
	$(0.36)	$(0.04)	$(0.60)	$(0.29)
Weighted average number of Class A and Class B common shares outstanding: Basic and diluted	30,294,306	28,663,959	29,860,122	28,475,217

Cinedigm Digital Cinema Corp.
Adjusted EBITDA (as defined)
Reconciliation to GAAP Net Income
(In thousands)
(Unaudited)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2010	2009	2010	2009
Net loss from continuing operations	$(9,396)	$(935)	$(16,300)	$(7,826)
Add Back:
Amortization of software development	197	162	372	323
Depreciation and amortization of property and equipment	8,293	8,126	16,454	16,064
Amortization of intangible assets	722	749	1,443	1,513
Interest income	(39)	(95)	(106)	(135)
Interest expense	6,647	8,531	13,478	15,820
Extinguishment of note payable	—	(10,744)	4,448	(10,744)
Other expense, net	165	158	316	301
Change in fair value of interest rate swap	987	(540)	1,445	(1,223)
Change in fair value of warrants	1,891	3,576	(3,142)	3,576
Stock-based expenses	—	(37)	—	—
Stock-based compensation	674	438	1,364	760
Non-recurring expenses	229	—	1,141	—
Adjusted EBITDA (as defined)	$10,370	$9,389	$20,913	$18,429

CINEDIGM DIGITAL CINEMA CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for share data)

	September 30, 2010	March 31, 2010
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$11,414	$9,094
Restricted available-for-sale investments	9,120	5,927
Accounts receivable, net	14,450	13,265
Deferred costs, current portion	2,788	3,046
Unbilled revenue, current portion	6,165	4,335
Prepaid and other current assets	956	1,320
Note receivable, current portion	349	737
Assets held for sale	5,422	8,231
Total current assets	50,664	45,955
Restricted available-for-sale investments	—	2,004
Restricted cash	6,011	7,168
Security deposits	44	254
Property and equipment, net	204,920	215,601
Intangible assets, net	6,282	7,719
Capitalized software costs, net	3,713	3,831
Goodwill	5,874	5,874
Deferred costs, net of current portion	7,559	6,763
Unbilled revenue, net of current portion	920	964
Note receivable, net of current portion	1,653	816
Accounts receivable, net of current portion	198	198
Total assets	$287,838	$297,147

CINEDIGM DIGITAL CINEMA CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for share data)
(continued)

	September 30, 2010	March 31, 2010
LIABILITIES AND STOCKHOLDERS’ EQUITY	(Unaudited)
Current liabilities
Accounts payable and accrued expenses	$7,314	$7,761
Current portion of notes payable, non-recourse	25,715	26,508
Current portion of notes payable	192	185
Current portion of capital leases	57	126
Current portion of deferred revenue	5,705	5,881
Current portion of customer security deposits	60	12
Liabilities as part of held for sale assets	5,835	6,315
Total current liabilities	44,878	46,788
Notes payable, non-recourse, net of current portion	151,378	146,793
Notes payable, net of current portion	73,847	69,669
Capital leases, net of current portion	36	38
Warrant liability	—	19,195
Interest rate swap	2,091	1,535
Deferred revenue, net of current portion	3,457	1,828
Customer security deposits, net of current portion	9	9
Total liabilities	275,696	285,855
Commitments and contingencies (see Note 7)
Stockholders’ Equity
Preferred stock, 15,000,000 shares authorized; Series A 10% - $0.001 par value per share; 20 shares authorized; 8 shares issued and outstanding at September 30, 2010 and March 31, 2010, respectively. Liquidation preference $4,050	3,637	3,583
Class A common stock, $0.001 par value per share; 75,000,000 shares authorized; 30,643,834 and 28,084,315 shares issued and 30,592,394 and 28,032,875 shares outstanding at September 30, 2010 and March 31, 2010, respectively	30	28
Class B common stock, $0.001 par value per share; 15,000,000 shares authorized; 733,811 shares issued and outstanding, at September 30, 2010 and March 31, 2010, respectively	1	1
Additional paid-in capital	194,848	175,937
Treasury stock, at cost; 51,440 Class A shares	(172)	(172)
Accumulated deficit	(186,117)	(168,018)
Accumulated other comprehensive loss	(85)	(67)
Total stockholders’ equity	12,142	11,292
Total liabilities and stockholders’ equity	$287,838	$297,147